Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE

CERTIFICATE OF INCORPORATION
OF

NXU, INC.

Nxu, Inc. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY THAT:

1.           The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 242 of the Delaware General Corporation Law (the “DGCL”) setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), and declaring said amendment to be advisable. The requisite stockholders of the Corporation have duly approved said proposed amendment in accordance with Section 242 of the DGCL.

2.            The amendment to the Certificate of Incorporation set forth in this Certificate of Amendment amends the Certificate of Incorporation as heretofore in effect as follows:

ARTICLE IV, Subsection C of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“C.         REVERSE STOCK SPLIT

Upon the effectiveness under the DGCL of this Certificate of Amendment (the “Amendment Effective Time”), each 20 shares of the Corporation’s Class A Common Stock (the “Old Class A Common Stock”) issued and outstanding immediately prior to such effectiveness shall be reclassified and combined into one validly issued, fully paid and non-assessable share of the Corporation’s Class A Common Stock, par value $0.0001 per share (the “New Class A Common Stock”), automatically and without any further action by the Corporation or the holder thereof. No fractional shares of New Class A Common Stock shall be issued as a result of this paragraph. Until surrendered, each certificate that, immediately prior to the effectiveness of this paragraph, represented shares of Old Class A Common Stock shall only represent the number of whole shares of New Class A Common Stock into which the shares of Old Class A Common Stock formerly represented by such certificates were reclassified and combined into as a result of this paragraph. Fractional interests will be disposed of in any manner determined by the Corporation and in accordance with the DGCL.”

3.            This Certificate of Amendment shall be effective at 12:01 a.m. Eastern Time on March 31, 2025.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on this 28th day of March, 2025.

NXU, INC.

By:	/s/ Mark Hanchett
Name:	Mark Hanchett
Title:	Chief Executive Officer